Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated July 31, 2008 and April 27, 2009 relating to the financial statements and financial statement schedules of STR Holdings LLC and subsidiaries, which appear in the STR Holdings, Inc. Registration Statement on Form S-1 (Reg. No. 333-162376).

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut
November 5, 2009